Exhibit 10.1

Aufhebungsvereinbarung	Separation Agreement

Zwischen	Between

Johnson Controls GmbH, Industriestraße 20-30, 51399 Burscheid	Johnson Controls GmbH, Industriestraße 20-30, 51399 Burscheid

nachfolgend „Gesellschaft“ genannt	hereinafter referred to as "Company"

und	and

Dr. Beda Bolzenius, 24803 Reeds Point Drive, Novi, Michigan 48374	Dr. Beda Bolzenius, 24803 Reeds Point Drive, Novi, Michigan 48374

nachfolgend „Herr Dr. Bolzenius" genannt	hereinafter referred to as "Dr. Bolzenius"

wird zwecks Beendigung und Abwicklung des Anstellungsverhältnisses die nachfolgende Vereinbarung getroffen:	In order to terminate and wind up the employment relationship the parties agree as follows:

1 Beendigung
Die Parteien sind sich darüber einig, dass das zwischen ihnen bestehende, ruhende Anstellungsverhältnis aus betrieblichen Gründen und auf Veranlassung der Gesellschaft mit Ablauf des 31. März 2016 (im Folgenden: „Beendigungsdatum“) geendet hat.

1 Termination of Employment
The parties are in agreement that the dormant employment relationship between the parties has ended for operational reasons and on initiative of the Company, effective March 31, 2016 (hereinafter referred to as: “Termination Date”).

Des Weiteren besteht Einigkeit darüber, dass zwischen Dr. Bolzenius und anderen Johnson Controls Konzernunternehmen - insbesondere der Johnson Controls, Inc. - keine weiteren Anstellungsverhältnisse mehr bestehen; vorsorglich werden diese hiermit aufgehoben. Aus solchen Arbeits- oder Dienstverhältnissen stehen Dr. Bolzenius keine Ansprüche mehr zu. Insbesondere Wiedereinstellungsansprüche sind ausgeschlossen. Hierdurch werden die Verpflichtungen von Johnson Controls, Inc., und Dr. Bolzenius gemäß dem zwischen ihnen im Zusammenhang mit seiner Amtsniederlegung und seiner Pensionierung geschlossenen Aufhebungsvereinbarung nicht berührt.

Furthermore, the parties are in agreement that there are no further employment relationships in existence between Dr. Bolzenius and any other Johnson Controls Group companies, in particular with Johnson Controls, Inc.; for precautionary reasons those employment relationships are terminated herewith. Dr. Bolzenius has no further claims arising from any such employment or service agreement. In particular, reinstatement claims are excluded. Nothing shall affect the obligations of Johnson Controls, Inc., and Dr. Bolzenius under the separation agreement entered into between them in connection with his resignation and retirement.

2. Ordnungsgemäße Abwicklung 2.1 Aus dem ruhenden Anstellungsverhältnis mit der Gesellschaft stehen Dr. Bolzenius keine Gehaltsansprüche bis zum Beendigungsdatum zu.	2 Duly Execution of Employment 2.1 There are no remuneration claims of Dr. Bolzenius based on the dormant employment relationship up to the termination date.
2.2 Die Parteien sind sich des Weiteren darüber einig, dass darüber hinaus keine anderen finanziellen Ansprüche auf Boni, Gratifikationen, Tantiemen oder Sonderzahlungen bestehen.	2.2 Furthermore, the parties agree that no other entitlements for bonus, gratuities, royalties or other extra payments exist.

3. Freistellung, Urlaub	3 Garden Leave, Vacation

3.1 Dr. Bolzenius war bis zum Beendigungsdatum unter Anrechnung sämtlicher Urlaubs- und Freizeitausgleichansprüche unwiderruflich von der Verpflichtung zur Arbeitsleistung freigestellt. Während der Freistellungsphase blieb Dr. Bolzenius an das gesetzliche Wettbewerbsverbot gebunden.

3.1 Dr. Bolzenius was irrevocably released from his duty to perform services until the Termination Date. Any leave entitlement and any other claims for leave were set off against the garden leave period. For the period of leave Dr. Bolzenius continued to be bound by the statutory non-compete covenant

3.2 Die Parteien sind sich darüber einig, dass durch die Freistellung sämtliche Urlaubsansprüche und Ansprüche auf Zeitguthaben oder Freizeitausgleich in natura genommen und abgegolten sind.
3.2 The parties agree that all vacation entitlements as well as any compensatory time credits or claims for time off are set-off during the release and are taken in kind and compensated by the release.

4 Geheimhaltung
Dr. Bolzenius verpflichtet sich, auch nach Beendigung seines Anstellungsverhältnisses über alle ihm bekannten geschäftlichen und betrieblichen Angelegenheiten der Gesellschaft - insbesondere über Geschäfts- und Betriebsgeheimnisse - sowie den Inhalt dieser Vereinbarung absolutes Stillschweigen zu bewahren, soweit nicht gesetzliche Offenbarungspflichten bestehen.

4 Secrecy
Even after the termination of this employment relationship, Dr. Bolzenius is obliged to keep absolutely confidential any information concerning business related matters of the Company of which he has become aware during the course of the employment relationship, in particular concerning operational and business secrets as well as any content of this agreement, unless there are legal disclosure requirements.

5. Nachvertragliches Wettbewerbsverbot	5. Post-contractual non-competition clause

Die Parteien sind sich darüber einig, dass das nachvertragliche Wettbewerbsverbot gem. Ziff. 17 des Employment Contracts vom 25. August/ 2. September 2004 nicht anwendbar ist (Ziff. 17 Satz 4) und hiermit vorsorglich mit Wirkung zum 31. März 2016 einvernehmlich aufgehoben wird. Karenzentschädigungs- und/oder sonstige Entschädigungsansprüche stehen Dr. Bolzenius wegen der Beendigung des nachvertraglichen Wettbewerbsverbotes nicht zu.

The parties are in agreement that the post-contractual non-competition clause pursuant Sec. 17 of the Employment Contract dated August 25/September 2, 2004 is not applicable (Sec. 17, 4th sentence) and is for precautionary reasons herewith terminated as of March 31, 2016 by mutual agreement. Dr. Bolzenius is not entitled to any compensation claims in connection with the termination of the post-contractual non-competition clause.

6. Betriebliche Altersversorgung	6. Company Pension

Zwischen Dr. Bolzenius und der Gesellschaft besteht Einigkeit, dass Dr. Bolzenius aufgrund Erfüllung der Unverfallbarkeitsvoraussetzungen des § 1b BetrAVG sowie aufgrund vertraglicher Vereinbarung Versorgungsansprüche aus der Pensionszusage vom 25. August 2004 (Zusatzvereinbarung zum Anstellungsvertrag) zustehen. Die Parteien sind sich einig, dass Dr. Bolzenius mit Vollendung des 65. Lebensjahres Anspruch auf die betriebliche Altersrente gemäß den Regelungen der Persionszusage hat; die Möglichkeit zur vorgezogenen Altersrente gemäß § 5 Absatz 2 der Pensionszusage bleibt unberührt.

The Company and Dr. Bolzenius are in agreement that Dr. Bolzenius is entitled to a company pension according to the Pension Agreement, dated August 25, 2004 (Supplemental Agreement to the Employment Contract) due to fulfilling the vesting period of Sec. 1b Company Pension Act as well as contractual agreement. The parties agree that Dr. Bolzenius is entitled to his old age pension after reaching the age of 65; pursuant to the provisions of the Pension Agreement the option to receive early old age pension pursuant to Section 5 Par. 2 of the Pension Agreement remains unaffected.

7 Erledigung
Die Parteien sind sich darüber einig, dass mit Erfüllung dieser Vereinbarung alle wechselseitigen Ansprüche einschließlich des Zeugnisanspruchs aus dem Anstellungsverhältnis und im Zusammenhang mit dessen Beendigung - gleich aus welchem Rechtsgrund und gleich ob bekannt oder unbekannt - ausgeglichen und erledigt sind. Nicht ausgeschlossen sind Ansprüche aus der Pensionszusage (Ziff. 6 dieser Vereinbarung).

7 Fulfilment
Upon fulfilment of this agreement, any and all claims between the parties relating to Dr. Bolzenius’ employment relationship with Johnson Controls GmbH and any other Johnson Controls Group companies and the termination of any such employment relationships (including the claim for providing a reference letter) - irrespective of its legal basis/grounds and irrespective whether known or unknown - are settled and excluded. Not excluded are any entitlements according to the pension promise (Sec. 6 of this agreement).

8 Schlussbestimmungen
8.1 Sollte eine Bestimmung dieses Vertrages unwirksam sein oder werden, so wird die Wirksamkeit der übrigen Bestimmungen dadurch nicht berührt. An Stelle der unwirksamen Bestimmung soll eine rechtlich zulässige als vereinbart gelten, die Sinn und Zweck der unwirksamen Bestimmung so nahe wie möglich kommt.

8 Miscellaneous
8.1 In case one or more provisions of this agreement shall be deemed void completely or in part, the parties agree, that the agreement shall remain valid with the valid clauses, whereas the void parts shall be replaced by provisions which meet the economic intentions of the parties with respect to the void portions.

8.2 Im Zweifel gilt die deutschsprachige Version dieser Vereinbarung.	8.2 The German text of this agreement shall prevail in case of doubt.
8.3 Ausgefertigt und unterzeichnet in zwei Exemplaren, von denen jede Partei ein Exemplar erhalten hat.	8.3 Drawn up and signed in duplicate. Each Party has received one executed copy.
____________ , ___________ (Ort) (Datum)	Toluca, 26.04.16 (Place) (Date)

/s/ Brian J. Cadwallader /s/ Dr. Beda Bolzenius___________ Johnson Controls GmbH Dr. Beda Bolzenius